UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 13, 2007

Date of Report (Date of earliest event reported)

Realty Income Corporation

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
220 West Crest Street Escondido, California 92025-1707 (Address of principal executive offices) (Zip Code)

(760) 741-2111

(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 13, 2007, Realty Income Corporation's board of directors elected Greg McLaughlin to the Board of Directors. Realty Income's Board of Directors has affirmatively determined that Mr. McLaughlin is "independent" after applying the Company's categorical standards contained in its Corporate Governance Guidelines. This brings the number of independent directors of the Company to seven persons and the total number of board members to nine persons.

Mr. McLaughlin will serve on the Nominating/Corporate Governance Committee of the Board of Directors.

Pursuant to the terms of Realty Income's 2003 Incentive Award Plan, upon election to the Board, Mr. McLaughlin automatically received a grant of 4,000 shares of our common stock, which will vest evenly over three years.

There are no understandings or arrangements between Mr. McLaughlin or any other person and Realty Income or any of its subsidiaries pursuant to which Mr. McLaughlin was selected to serve as a director of Realty Income. There are no family relationships between Mr. McLaughlin and any director, executive officer or person nominated or chosen by Realty Income to become a director or executive officer, and there are no transactions between Mr. McLaughlin or any of his immediate family members and Realty Income or any of our subsidiaries.

Mr. McLaughlin brings impressive business and legal experience to Realty Income's Board of Directors. From 1993 to 1999 he served as Managing Director of the Western Golf Association/Evans Scholars Foundation and was a Vice President of the Los Angeles Junior Chamber of Commerce. Currently, Mr. McLaughin is President of the Tiger Woods Foundation, a philanthropic organization dedicated to empowering young people to reach their highest potential by initiating and supporting community-based programs that promote health, education and welfare. Mr. McLaughlin has extensive experience with tax-exempt organizations, considerable financing and capital development expertise, as well as a strong corporate legal background. He is also a member of the Board of Directors of the Tiger Woods Foundation and Learning Center.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALTY INCOME CORPORATION

Date: June 13, 2007

By: /s/ Michael R. Pfeiffer

Name: Michael R. Pfeiffer

Title: Executive Vice-President, General Counsel and Secretary